QUADRAX/VEGA ASSET PURCHASE AGREEMENT

	AGREEMENT made as of the 14th day of June, 1996 by and among Quadrax Corporation, a Delaware corporation having its principal place of business at 300 High Point Avenue, Portsmouth, Rhode
Island 02871 ("Quadrax"), Quadrax V, Inc., a subsidiary of
Quadrax incorporated under the laws of the State of Delaware ("Newco"), VEGA U.S.A. Inc., a New York corporation having its principal place of business at 3922 16th Avenue, Brooklyn, New
York 11218 ("Seller"), and Sam Rabinowitz, a citizen and resident of Canada having his primary residence address at 29 Frontenac Avenue, Toronto, M5M 1Z4 Canada (the "Stockholder"), who is the holder of 100% of the shares of the issued and outstanding capital stock of Seller.

                   W I T N E S S E T H:

	WHEREAS, based upon the representations, agreements and warranties herein made by Seller and the Stockholder and subject to the terms and conditions contained in this Agreement, Quadrax wishes to purchase substantially all of the assets of Seller, as hereinafter described, by means of a sale to Newco; and

	WHEREAS, based upon the representations, agreements and warranties herein made by Quadrax and Newco and subject to the terms and conditions contained in this Agreement, the Stockholder wishes to cause Seller to sell substantially all of its assets to Newco;

	NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

                      					  ARTICLE 1

                     PURCHASE AND SALE OF ASSETS


		1.1 Sale and Purchase. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Article 9 hereof), Newco will purchase, and Seller will sell, convey, transfer, assign, make available to and deliver to Newco the following particular assets (together, the "Assets"):

			(a) Seller's entire right, title and interest in and to those items of machinery and equipment specified on
Schedule 1.1 hereto.
			(b) Seller's entire right, title and interest in and to all other assets, tangible and intangible, licenses, permits, tradenames, trademarks, knowhow, trade secrets, laboratory, engineering and other books, records and methods, which are utilized in the conduct of the business of Seller and/or Power Sports Inc. and Express Line Inc. in the production of pultruded fiberglass hockey sticks ("Sticks"), snowboards
("Snowboards") and flexible spring mounted in line roller skates
("Skates"), and which are specified on Schedule 1.1 hereto or in any attachment thereto. Schedule 1.1 includes as an attachment a written description and technical drawings in sufficient detail such that Quadrax personnel can manufacture Sticks, Snowboards and Skates to Seller's designs and specifications without the personal presence of Stockholder at Quadrax's plant.

		1.2 Excluded Assets. Specifically excluded from the sale to Quadrax are the following assets of Seller which shall remain the property of Seller after Closing:

			Office furniture, general office equipment and supplies or real property interests.

		1.3 No Assumption of Any Liabilities. At the Closing Quadrax shall purchase and Seller shall sell unencumbered title to all of the Assets (other than any encumbrances created by Quadrax), and the Seller shall remain solely liable for all liabilities of Seller, current or long-term, matured or contingent, including, by way of example only and not of limitation, all of Seller's accounts payable, accrued payroll as of the Closing Date, accrued payroll and income taxes, customer deposits, accrued interest, leases payable, institutional lender debt, employment agreements or arrangements, and liabilities arising under or related to any applicable federal, state or local law, regulation or ordinances and Seller and Stockholder shall indemnify and hold harmless Quadrax for any such liabilities for which Quadrax shall nevertheless become liable to third parties. The parties hereto waive compliance with the New
York bulk sale law in reliance upon this Section 1.3.

		1.4 Purchase Price and Payment.

	As the purchase price for the Assets at Closing, Quadrax will deliver to the Seller (or as directed in writing by the Seller) at the Closing the sum of Two Hundred Thousand Dollars U.S. ($200,000), payable by wire transfer or certified check.


		1.5 Contingent Payments After Closing.
			(a) First Additional Cash to Seller. As additional consideration to Seller, Quadrax shall pay to Seller Fifty
Thousand Dollars ($50,000) immediately upon receipt by Quadrax of a written purchase order for at least Ten Thousand (10,000)
Snowboards from Nissho Iwai America Corporation or an affiliate thereof (together, "NIAC") and NIAC's written acceptance of an actual production sample Snowboard, on terms reasonably commercially acceptable to Quadrax. Such terms shall provide for a gross margin (as defined herein) to Quadrax of at least 30%, and the Snowboards shall have been produced to the point of such purchase order within the Budget for the Snowboards. The purchase order from NIAC need not require delivery of all 10,000
Snowboards at one time or one place, and NIAC's commitment to purchase the entire 10,000 Snowboards may be contingent upon Quadrax's ability to deliver a lesser quantity meeting NIAC's quality requirements. The Budget is attached hereto as Exhibit
1.5, and includes separate sub-budgets for Snowboards, Sticks and Skates.

			(b) Second Additional Cash to Seller. At the completion of six months' reasonably satisfactory production of Snowboards, following receipt of the purchase order described in
Section 1.5(a), Quadrax shall pay Seller a further $50,000 cash.

			(c) Royalties. Quadrax shall pay, or shall cause Newco to pay to Seller, royalties on aggregate net sales of the Snowboards, Sticks and Skates, as follows:

       Gross Margin on Net Sales            	Percentage of Net Sales

               	>50%						                               	10%
               	>40% but <=50%				                       	 8%
               	>30% but <=40%					                        6%
	               >20% but <=30%			                       		 4%
	               >10% but <=20%				                       	 2%
	               <=10%						                                0%

Such royalties shall be payable monthly, beginning at the end of the first full calendar month following Closing, based upon the prior calendar month's sales, and shall be adjusted at the end of each twelve-month period following the Closing Date to account for gross margin on an annualized basis. If Quadrax has overpaid royalties as of such annual determination, then such overpayment shall be offset from the next royalties due until fully recouped, or, if such overpayment occurs at the end of the royalty period, the Seller shall immediately refund the difference to Quadrax. Such royalties shall cease accruing on the seventh anniversary of the Closing Date. In addition to the foregoing, sales to customers first introduced to Quadrax by Stockholder (other than NIAC) shall continue to accrue royalties pursuant to the foregoing terms for a period of seven years from the date of the first purchase order received from such customer.

	The royalties set forth above shall be subject to prior setoff by Quadrax for all direct development costs of the Snowboards, Skates and Sticks commercially reasonably incurred by Quadrax which are in excess of the combined Budget for all three such products.

	No royalties shall be paid or payable with respect to any sales by Quadrax or Newco of hockey sticks, snowboards or in-line roller skates which are not made from or substantially based upon designs and specifications included in the Assets.

	For purposes of this Agreement, "gross margin" shall mean sales net of returns and uncollectible accounts, less (i) all direct material costs, (ii) all direct labor costs (including Quadrax's standard allocation for fringe benefits), (iii) direct overhead, (iv) book depreciation of machinery employed, and (v) an allocation of Quadrax corporate overhead which shall equal 20% of net sales of Sticks and Snowboards and 5% of net sales of Skates.

		1.6 Consulting and Non-Competition Agreement. At the Closing, Quadrax and Stockholder shall enter into a five-year consulting and non-competition agreement in the form of Exhibit
1.6 hereto (the "Consulting Agreement").

		1.7	Further Assurances.  The parties hereto each agree
that at any time, or from time to time, as and when requested by any other party, or by its successors or assigns, it will execute and deliver, or cause to be executed and delivered by its last acting officers, all such conveyances, assignments, transfers, deeds and other instruments, and will take or cause to be taken such further or other action as the requesting party, or its successors or assigns, may reasonably deem necessary or desirable in order to carry out the vesting, perfecting, confirming, assignment, devolution or other transfer of the interests, property, privileges, powers, immunities, franchises and other rights referred to in this Section 1, or otherwise to carry out the intent and purposes of any of the transactions contemplated by this Agreement.

		1.8 Allocation of Purchase Price. The Purchase Price shall be allocated as agreed by Quadrax and Seller at Closing, and reported to the IRS on Form 8594.

		1.9 Organization of Newco. At Closing, Newco shall have an authorized and outstanding capitalization of 1,000 shares of common stock, which shall be owned 801 shares by Quadrax and 199 shares by the Stockholder or his nominee, which nominee must be controlled by Stockholder. Newco shall have one director, appointed by Quadrax, and officers as appointed by Quadrax. Stockholder shall have access upon demand, during normal business hours, to all books and records of Newco, for any purpose rationally related to the purposes of this Agreement, and shall have the right to have the same inspected by his attorneys and accountants and to make copies of or extracts therefrom. Quadrax shall also notify Stockholder of any dividends proposed to be paid by Newco, without demand therefor.




                                ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES
                         OF SELLER AND STOCKHOLDER

	Seller and Stockholder, jointly and severally, represent and warrant, to the extent applicable to the Assets of Seller:

		2.1	Organization and Standing.  Seller is a
corporation duly organized, validly existing and in good standing under the laws of the state of New York and has full corporate power to carry on its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. Seller is qualified to do business in all states where the failure to qualify would subject Seller to any material and adverse effect on its properties or business.
Seller has offices or business operations in New York only. Seller is fully in compliance with, and is not in default under, any terms of its charter, bylaws or minutes of any meeting of its board of directors or stockholders.

		2.2 [NOT USED]

		2.3	No Undisclosed Liabilities.  Except as described
in Schedule 2.3 hereto, Seller has no liabilities or obligations
(whether absolute, accrued, contingent or otherwise and whether due or to become due), which will not be discharged at or before Closing and which will continue to encumber the Assets after Closing or otherwise subject Quadrax or Newco to any claim by any person whatsoever.

		2.4	Accounts Receivable.  Schedule 2.4 hereto presents
an accurate and complete listing of any accounts receivable of Seller as of June 1, 1996 which constitute Assets. Except as set forth on Schedule 2.4, all such accounts receivable represent sales actually made in the ordinary course of business for goods delivered or services rendered and to the best of Seller's knowledge, are not subject to any valid defense, counterclaims or right of setoff and are current and valid claims and are expected to be collected in full within ninety days after they arose.
There are no outstanding "rights to return" granted to obligors existing on any current accounts receivable, nor does Seller have any obligations to accept returns or restock inventory related to such accounts receivable, nor does Seller have any contractual obligations relating to such accounts receivable, or the inventory which was the subject thereof, which cannot be fully performed within one year of the generation of each such account receivable.

		2.5	Inventory.  Schedule 2.5 hereto presents an
accurate and complete list of all inventory by division and type in existence on June 1, 1996. To the knowledge of Seller, after diligent inquiry, substantially all such inventory is and will be of a quality usable and saleable in the ordinary course of business.

		2.6	No Litigation.  Except as disclosed in Schedule
2.6 hereto, neither Seller nor Stockholder is engaged in or threatened with or aware of any situation which could subject
Seller to any litigation, arbitration, claim, challenge or other legal proceedings or governmental or other investigations relating to the affairs of Seller or Stockholder, including, without limiting the generality of the foregoing, any such action or proceeding by or before contracting officers, arbitrators, administrative or regulatory agencies.

		2.7	Existence of Necessary Assets.  There are no
significant assets which Seller uses in the business being purchased hereunder which are not either owned by Seller or the use of which are otherwise authorized under one of the agreements, licenses or leases listed in one of the Schedules delivered pursuant to this Agreement, except for supplies and raw materials purchased from time to time from multiple available vendors.

		2.8	Intangible Property.  Schedule 2.8 hereto presents
an accurate and complete list and brief description of all patents, licenses, trademarks (either registered or common law), trade names and copyrights (and all applications and licenses therefor) owned by Seller or in which it has any interest.
Except as provided in Schedule 2.8, Seller owns, or has the irrevocable right to use, all patents, licenses, trademarks, trade names, copyrights, trade secrets, technology, know-how and processes used in or necessary for the conduct of its existing business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as provided in Schedule 2.8, (i) no claims are pending or overtly threatened by any person for the use of any such patents, licenses, trademarks, trade names, copyrights, technology, know-how or processes or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, (ii) there is no valid basis for any such claim, challenge or question, and (iii) use of such patents, licenses, trademarks, trade names, copyrights, technology, know-how or processes by Seller does not infringe on the rights of any person.

		2.9	Certain Employee Matters.  Except as set forth on
Schedule 2.9 hereto, to Seller's knowledge after diligent inquiry, Seller is in compliance with all applicable laws, rules and regulations relating to employment practices which could have an adverse effect on the Assets, Newco or Quadrax, including without limitation those relating to wages, hours, collective bargaining, age and sex discrimination and the payment and withholding of taxes. Except as set forth on Schedule 2.9, Seller has (i) no employment, consultant or similar contracts with any person currently in force or in which Seller retains any liability, and (ii) no controversies pending, threatened or reasonably anticipated between Seller and any employee, or any labor union or other collective bargaining unit representing any of its employees.

		2.10	No Conflict With Other Documents.  Except as
described in Schedule 2.10 hereto, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, be in conflict with, or constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default), the charter documents or bylaws of Seller, or the minutes of any Board of Directors meeting of Seller, or any terms of any contract or instrument to which Seller or Stockholder is a party, or any judgment, decree or order applicable to Seller or Stockholder or result in the creation of any lien, charge or encumbrance upon any of the Assets.

		2.11	Authorization, Power.  The execution, delivery and
performance of this Agreement by Seller have been duly authorized by all necessary corporate action on the part of Seller, and the
Stockholder of Seller.  This Agreement and the transactions
contemplated hereby, have been approved by a resolution adopted at a duly constituted meeting of the Board of Directors and
Stockholder of Seller and this Agreement has been duly executed and delivered by Seller and constitutes a valid and binding
obligation of Seller enforceable in accordance with its terms.
Seller has all requisite corporate power and authority to enter into, and perform this Agreement.
		2.12	Powers of Attorney.  No person holds any tax or
other power of attorney from Seller with respect to any matter affecting the Assets.

		2.13	Information.  Seller has provided and shall
provide Quadrax and its respective officers, accountants, counsel and other representatives full access, during working hours on business days, to the plants, warehouses, properties, books, contracts, commitments, records and accounts of every kind relating to Seller, and has made available to them such financial and operating data, documents and other information with respect to the business, operations, personnel, licenses, contracts and properties of Seller as may be required herein or as Quadrax or its representatives have requested or shall from time to time request, and Quadrax or its representatives have been and will be entitled to consult with the representatives, officers, employees and agents of Seller. No investigations made by Quadrax and its representatives shall affect the representations, warranties and/or agreements made by Seller herein and each such representation, warranty and/or agreement shall survive any such investigation as set forth in Article 10 hereof.

		2.14	Agreements, Backlog, Insurance, Authorizations,
Accounts, Commitments, Properties and Assets. Insofar as any of the Assets are concerned:

			(a) Schedule 2.14(a) hereto accurately lists, as of June 1, 1996, all current contracts, including purchase orders, with customers and for each agreement specifies the total amount of the contract, the amounts yet to be paid, the anticipated delivery dates, a brief description of the product or service to be provided and a brief description of the termination provisions. Seller's products and services satisfy the specifications of such contracts and Seller is not in default of any of its obligations thereunder, nor as of the date of such
Schedule is Seller aware of any facts or circumstances that have occurred which, with the giving of notice or passage of time or both, would give rise to a default by Seller of any of the obligations.

			(b) Schedule 2.14(b) hereto accurately lists, as of June 1, 1996, all insurance policies, including, without limitation, workers' compensation, now in force relating to Seller and its assets, including in each instance the name of the carrier, the term of the policy, the periods for which it has been continuously in effect, the annual premium and the scope of coverage. Except as set forth on Schedule 2.14(b), the premiums for such insurance policies are, as of the date of such Schedule, and at the Effective Date will be, fully paid or current and there are no loans outstanding against any of such policies.

			(c) Schedule 2.14(c) hereto accurately lists, as of June 1, 1996, (i) all of the equipment, machinery, vehicles, furniture, furnishings and fixtures, and leasehold improvements owned or leased by Seller, (ii) all other items of tangible personal property (excluding inventories) owned by or leased by Seller, and (iii) all equipment, machinery, vehicles, furniture, furnishings and fixtures, leasehold improvements and all other items of tangible personal property used by Seller and leased from any third party. Such Schedule also shows, as of such date, the location of the items listed thereon, the accumulated depreciation with respect thereto and, where applicable, the principal terms of any lease pursuant to which any of such property is being leased or loaned to a third party.

    (d) Schedule 2.14(d) hereto accurately lists, as of June 1, 1996, all loan agreements, bonds, notes, debentures, undertakings, guarantees, deeds of trust, mortgages, instruments of indebtedness, security interests and other material obligations and agreements, including, without limitation, accounts with overdraft facilities, to which Seller is a party or by which its properties or assets may be bound, together with the principal terms and outstanding balance of each. Seller is not, as of the date of such Schedule, and at the Closing Date will not be, in default of any of its obligations thereunder, nor as of the date of such Schedule is Seller aware of any facts or circumstances that have occurred which, with the giving of notice or passage of time or both, would give rise to a default by Seller of any of the obligations included in such Schedule, except as set forth on Schedule 2.14(d).

			(e) Schedule 2.14(e) hereto accurately lists, as of June 1, 1996, all certificates, permits, licenses and similar authorizations relating to the business of Seller (the
"Authorizations") issued by any governmental authority to Seller, together with a description of each, including the terms under which each is held. To the best of Seller's knowledge, as of June 1, 1996, all of the Authorizations are valid and outstanding and Seller is in compliance in all respects with all of the terms and conditions under which each respective permit is held, and there are no other permits required to conduct the business presently conducted by Seller, except as specified in Schedule
2.14(e). As of the date of such Schedule, Seller is not in violation of any law, rule, regulation, order or governmental decree, federal, state or local, which would have any adverse effect on Seller or its operations, nor is it in violation of any court order, decree or injunction.

			(f) Except as set forth in Schedule 2.14(f), as of June 1, 1996, Seller has no indenture, agreement, contract or commitment which contains any covenant restricting the nature, type of or geographic area in which business can be conducted by Seller or the persons with whom Seller may compete.

			(g)  As of June 1, 1996, there are no other
material agreements, commitments, undertakings or guarantees, whether absolute or contingent, written or oral, not otherwise disclosed in the Schedules attached hereto, to which Seller or Stockholder is a party by which any of the Assets are or may be bound upon the happening of any act, condition or event.

			(h)  Except as set forth on Schedule 2.14(h)
hereto, as of June 1, 1996, none of the contracts, leases, Authorizations or other obligations of Seller would preclude the transfer of ownership of the Assets as contemplated by this Agreement; after such transfer of ownership, such contracts, leases, Authorizations and obligations will continue without any change in the terms or provisions thereof and without penalty;
and none of Seller's rights under any such contract, lease or obligation is being contested. Seller has performed all the obligations required to be performed as of the date hereof by it under any material contract, agreement, commitment, Authorization or other instrument disclosed pursuant to this Section 2.14 and there is not, with respect to any such contract, agreement, commitment, Authorization or other instrument, (i) any notice of violation or default, or (ii) any existing violation or default
(or event which, with or without due notice or lapse of time, or both, would constitute a default) on the part of Seller or on the part of any other party thereto, which violation or default would have an adverse effect on Seller's business, operations, properties or assets, and Seller has no knowledge of any facts or circumstances which would reasonably indicate that Seller will be or may be in default under any such contract, agreement, Authorization or other instrument subsequent to the date hereof which would have an adverse effect on its business, operations, properties or assets.

			(i) Except as set forth on Schedule 2.14(i), there are no sales or marketing distribution, representation or similar contracts or arrangements, whether oral or written, formal or informal, in effect.

			(j) Schedule 2.14 (j) lists all licenses from third parties held by Seller, all of which such licenses are in full force and effect, and which licenses will remain in full force and effect following the change of ownership of Seller's assets contemplated hereby.
		2.15	Taxes.  Seller has timely filed in accordance with
applicable law all Federal, state, local and foreign tax returns and tax reports required to be filed by it under applicable law on or before the Closing Date with respect to all fiscal periods ended on or before the Closing Date. Such returns and reports are true, correct and complete in all material respects. Seller has timely paid all income, profits, franchise, sales, use, occupation, property, excise, withholding and all other taxes, fees and governmental charges (including interest and penalties, if any) with respect to present and prior periods to the extent they have become due, except such as are being contested in good faith by appropriate proceedings. There are no tax liens upon any properties or assets of Seller. Except to the extent set forth in the Schedule 2.15, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Federal, state, local or foreign tax return or report for any period. Seller is not a party to any tax-sharing or tax allocation agreement.

		2.16	Title to Assets; Condition.  Except as set forth
on Schedule 2.16 hereto, Seller has good, valid and marketable title to the Assets, including any Assets acquired by Seller from Power Sports, Inc. and/or Express Line, Inc., free and clear of any liens, claims, charges, pledges, security interests, options to purchase, encumbrances or equitable interests of any nature whatsoever, and on the Closing, Quadrax shall receive good, marketable and absolute title to the Assets, free and clear of all pledges, liens, claims, charges, encumbrances, restrictions and assessments whatsoever created or suffered by or through Seller. Except as set forth in Schedule 2.16, all of the items of tangible personal property of Seller constituting Assets are, as of the date of such Schedule, in overall good operating condition for items of equipment of their type and age. Each of the leases pursuant to which Seller leases personal property is in good standing, valid and effective and enforceable by Seller in accordance with its terms, and there is not, under any of such leases, any known existing default, waiver, indulgence or postponement of any of Seller's obligations thereunder.

		2.17	Employee Benefit Plans.  Seller has no employee
benefit plans of any description in place.

		2.18	Absence of Questionable Payments.  Neither Seller
nor any director, officer, stockholder, agent, employee, consultant, or any other person associated with or acting on behalf of Seller, has engaged or is engaged in any course of conduct, or is a party to any agreements or involved in any transactions, which has or would give rise to a violation of any statute or regulation regarding improper payments to government officials (foreign or domestic) or others.

		2.19	No Pending Transactions.  Except for the
transactions contemplated by this Agreement, neither Seller nor Stockholder is a party to or bound by or the subject of any agreement, undertaking or commitment (i) which provides for Seller to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other corporation or person, or (ii) which provides for Seller to sell, lease or exchange all or substantially all of its property and assets to any other corporation or person.

		2.20	Brokers.  No broker or finder, or other party or
agent performing similar functions, has been retained by Seller or is entitled to be paid based upon any agreements, arrangements, or understandings made by Seller in connection with the transactions contemplated by this Agreement, and no brokerage fee or other commission has been agreed to be paid by Seller on account of the transactions contemplated hereby.

		2.21 The Stockholder. The Stockholder owns all of the issued and outstanding shares of Seller's capital stock, free and clear of all agreements, charges, options, liens, security interests, pledges, claims, restrictions and encumbrances of any nature whatsoever except marital property interests of Stockholder's spouse and except as stated in this Section 2.21.
There are outstanding no rights to purchase of any kind affecting any shares of the capital stock of Seller, whether or not outstanding except as stated in this Section 2.21.

	The Stockholder has full right, power and authority to execute, deliver and perform his obligations under this Agreement and the Consulting and Non-Competition Agreement to which he is a party. This Agreement has been duly executed and delivered by the Stockholder and constitutes, and the Consulting and Non-Competition Agreement to be signed by Stockholder when executed and delivered will constitute, the valid and legally binding obligation of Stockholder, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, reorganization and other laws affecting the enforcement of creditors' rights generally from time to time in effect and to judicial discretion in accordance with general equitable principles.


                      ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF QUADRAX

	Quadrax represents and warrants to Seller and Stockholder as follows:

		3.1	Organization and Standing. Quadrax is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power to conduct its business as it is now being conducted and to own or hold under lease the properties and assets it now owns or holds under lease. Quadrax is not subject to any material and adverse effect on its properties, business, prospects and financial condition for failure to be qualified in any other jurisdiction.

		3.2	Capitalization.  The authorized capital stock of
Quadrax consists of 90,000,000 shares of Common Stock, $0.000009 par value, and 10,001,172 shares of Preferred Stock, $0.01 par value. As of April 1, 1996, there were issued and outstanding
21,737,842 shares of Common Stock. All of such outstanding shares of Quadrax Common Stock are validly issued, fully paid and non-assessable and are free of any preemptive rights. As of June
13, 1996, there were issued and outstanding 3,500 shares of Class
A Preferred Stock - Series B, which entitle the holder to convert each share into common stock at a discount of 25% to the market price of the Common Stock, subject to a floor price of $.75 and a ceiling price of $1.50. Each share of Series B stock has a conversion value of $1,000. At June 13, 1996, Quadrax also has outstanding $1,250,000 of convertible debentures which are convertible into Common Stock at a discount of 30% to the market price of the Common Stock.

		3.3    Subsidiaries and Investments.

			(a) Quadrax has no other equity interest or other interest in any corporation, partnership, joint venture or other entity other than Newco, Quadrax Advanced Materials, Inc. and
Lion Golf of Oregon, Inc. (the "Subsidiaries").

		3.4	Disclosure Documents.  Quadrax has delivered to
Stockholder its Form 10-KSB for the year ended December 31, 1996 and Form 10-QSB for the quarter ended March 31, 1996. The information contained in such reports, together with the notes thereto, are complete and correct in all material respects, are in accordance with the books and records of Quadrax, and present fairly the consolidated financial condition of Quadrax and the results of its operations and changes in its financial position as of the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements, except as set forth in such financial statements or in the report of Livingston & Haynes which accompanies such financial statements. There have been no material adverse changes in the operating or financial condition of Quadrax since March 31, 1996.

		3.5	No Conflict With Other Documents.  Neither the
execution and delivery of this Agreement, nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or be in conflict with, the charter documents or bylaws of Quadrax or Newco, or any terms of any contract or instrument to which Quadrax or Newco is a party or by which it is bound, or any judgment, decree or order applicable to Quadrax or Newco, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of any of Quadrax or Newco.

		3.6	Authorization, Power.  The execution, delivery and
performance of this Agreement by Quadrax and Newco have been duly authorized by all necessary corporate action on the part of Newco, Quadrax and Quadrax in its capacity as the majority stockholder of Newco. This Agreement and the transactions contemplated hereby, have been approved by a resolution adopted at duly constituted meetings of the Board of Directors of each of Quadrax and Newco and this Agreement has been duly executed and delivered by Quadrax and Newco and constitutes a valid and binding obligation of Quadrax and Newco enforceable in accordance with its terms. Quadrax and Newco each have all requisite corporate power and authority to enter into, and perform this Agreement. No approval of the stockholders of Quadrax is required to authorize Quadrax to enter into or perform its obligations pursuant to this Agreement or any Exhibit hereto.

		3.7	Information.  Quadrax has provided and shall
provide Seller and its respective officers, accountants, counsel and other representatives full access, during working hours on business days, to the plants, warehouses, properties, books, contracts, commitments, records and accounts of every kind
relating to Quadrax, and has furnished them with such financial and operating data, documents and other information with respect to the business, operations, personnel, licenses, contracts and properties of Quadrax as may be required herein or as Seller or its representatives have requested or shall from time to time request, and Seller or its representatives have been and will be entitled to consult with the representatives, officers, employees and agents of Quadrax.  No investigations made by Seller and its representatives shall affect the representations, warranties and/or agreements made by Quadrax herein and each such
representation, warranty and/or agreement shall survive any such investigation as set forth in Article 10 hereof.
		3.8	Absence of Questionable Payments.  Neither Quadrax
nor any director, officer, agent, employee, consultant, or any other person associated with or acting on behalf of Quadrax, has engaged or is engaged in any course of conduct, or is a party to any agreements or involved in any transactions, which has or would give rise to a violation of any statute or regulation regarding improper payments to government officials (foreign or domestic) or others.

		3.9	Brokers.  No broker or finder, or other party or
agent performing similar functions, has been retained by Quadrax or is entitled to be paid based upon any agreements, arrangements, or understandings made by Quadrax in connection with the transactions contemplated by this Agreement, and no brokerage fee or other commission has been agreed to be paid by Quadrax on account of the transactions contemplated hereby.

		3.10 Approval of Board of Directors. The Board of Directors of Quadrax and of Newco have approved the Agreement and the transactions contemplated hereby.

                          			ARTICLE 4

                 COVENANTS OF SELLER AND STOCKHOLDER

          Seller and Stockholder, jointly and severally, covenant with Quadrax that, except as otherwise consented to in writing by Quadrax after the date of this Agreement:

		4.1	Conduct of Business.  On or prior to the Closing
Date: (a) Seller's business will be conducted only in the ordinary course; (b) it shall not incur any liability for borrowed money, encumber any of the Assets or enter into any agreements relating to the incurrence of additional debt; (c) it will use its best efforts to preserve its business organization intact, to keep available the services of its officers and employees and to preserve the goodwill of suppliers, clients, customers and others doing business with it, nor shall it dispose of any asset except in the ordinary course of business; (d) it will not enter into any contract or incur any expenditures not entered into or incurred in the ordinary course of business and in accordance with past practices; (e) it will not do any act or omit to do any act, which will cause a breach of any material contract, commitment or obligation to which Seller is a party or by which any of the Assets may be bound.

		4.2	Information. Seller will provide to Quadrax, and
to its respective officers, accountants, counsel and other representatives full access, during normal business hours throughout the period prior to the Effective Date, to all the plants, warehouses, properties, books, contracts, commitments, records and accounts of Seller. Seller will furnish to Quadrax during such period all such information concerning Seller and its business and properties as Quadrax may reasonably request.

		4.3	Consents.  Seller will take all necessary
corporate or other action and will use its best efforts to complete all filings and obtain all governmental and other consents and approvals required for consummation of the transactions contemplated by this Agreement, including, without limitation, the obtaining of any requisite consents or approvals required or which may be required of third parties pursuant to the agreements, leases and contracts disclosed to Quadrax pursuant to Section 2.14 or any others requiring the same, and will promptly notify Quadrax in writing of any information relating to the status of the possible denial of such requested consents or approvals.

		4.4	Notice of Litigation.  Seller will provide written
notice to Quadrax of any litigation, judicial or administrative proceeding or governmental investigation which arises, or to the knowledge of Seller, is threatened or in prospect, after the date of this Agreement and prior to the Closing Date, against or specifically relating to Seller or its properties or businesses, or the transactions contemplated by this Agreement, setting forth in such notice the facts and circumstances currently available to Seller with respect to such litigation, proceeding or investigation.

		4.5	Cause Conditions to Be Satisfied.  Seller and
Stockholder will use their best efforts to cause all of the conditions described in Article 7 of this Agreement to be satisfied.


                       			ARTICLE 5

                      COVENANTS OF QUADRAX

          Quadrax covenants to Seller that, except as otherwise consented to in writing by Seller after the date of this
Agreement:

		5.1	Conduct of Business. On or prior to the Closing
Date, Quadrax shall not make any fundamental alteration of its business as it has been heretofore conducted.

		5.2	Information. Quadrax shall provide Seller,
Stockholder, its counsel and other representatives full access, during normal business hours throughout the period prior to the Closing Date, to all the plants, warehouses, properties, books, contracts, commitments, records and accounts of Quadrax. Quadrax will furnish to Seller during such period all such information concerning Quadrax and its business and properties as Seller may reasonably request.

		5.3	Consents.  Quadrax will take all necessary
corporate or other action and will use its best efforts to complete all filings and obtain all governmental and other consents and approvals required for consummation of the transactions contemplated by this Agreement.

		5.4	Cause Conditions to be Satisfied.  Quadrax will
use its best efforts to cause all of the conditions described in
Article 8 of this Agreement to be satisfied.

		5.5	Notice of Litigation.  Quadrax will provide
written notice to Seller of any litigation, judicial or administrative proceeding or governmental investigation which arises, or to the knowledge of Quadrax, is threatened or in prospect, after the date of this Agreement and prior to the Closing Date, against or specifically relating to Quadrax or its properties or businesses, or the transactions contemplated by this Agreement, setting forth in such notice the facts and circumstances currently available to Quadrax with respect to such litigation, proceeding or investigation.

                            ARTICLE 6

                      ADDITIONAL AGREEMENTS


		6.1 Set-Off. Any amount or amounts acknowledged in writing or adjudicated to final judgement to be due Quadrax from the Seller or Stockholder as Indemnifying Parties under Article
10 hereof may be recovered by Quadrax, at Quadrax's option, by set-off against amounts due to the Seller or the Stockholder under the post-closing payments to be made to the Seller or the Stockholder hereunder.

		6.2  Tax Matters.

		The Parties agree that from and after the date hereof:

		(a) Refunds. The Seller shall have the right to receive any tax refunds or adjustments in revenues, income and expenses relating to periods prior to the Closing Date.

		(b) Tax Returns. The parties hereto shall cooperate with one another to prepare and file all requisite federal, state and local tax returns disclosing the consummation of the transactions contemplated hereunder in a consistent manner and as a taxable transaction under the Code, and Seller shall remain liable for its pre-closing tax liabilities.

		(c) Taxes on Sale. All income taxes payable by Seller or the Stockholder by reason of the sale of the Assets to Quadrax hereunder shall be paid by the Seller, and Quadrax shall be liable for any sales, use, transfer or excise taxes payable by reason of such sale.

	6.3 Stock Repurchase Option. Quadrax shall have the right to purchase all shares of Newco common stock owned by the Stockholder (or his successors or assigns) at any time. Such repurchase shall be automatically effective upon the tender by Quadrax to Stockholder of Fifty Thousand (50,000) shares of
Quadrax Common Stock and a warrant to purchase Two Hundred Fifty Thousand (250,000) shares of Quadrax Common Stock, in the form attached hereto as Exhibit 1.5, except that the exercise price shall be the lesser of $4.00 per share or 85% of the fair market value of the Common Stock on the date of issuance.


                        ARTICLE 7

               CONDITIONS TO THE OBLIGATIONS
                        OF QUADRAX

		Unless waived by Quadrax in writing in its sole discretion, all obligations of Quadrax and Newco under this Agreement are subject to the fulfillment, prior to or at the Closing (as defined in Article 9), of each of the following conditions:

		7.1	Representations, Warranties and Covenants.  The
representations and warranties of Seller and the Stockholder contained in Article 2 of this Agreement shall be true at and as of the date of the Closing, and shall be deemed made again at and as of such date and be true as so made again; Seller and the Stockholder shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing; and Quadrax shall have received from Stockholder a certificate or certificates in such reasonable detail as Quadrax may reasonably request, dated the date of the Closing, to the foregoing effect.

		7.2	Corporate Authority.  All corporate and other
proceedings, including director and stockholder approval, required to be taken by, or on the part of, Seller to authorize it to execute, deliver and carry out this Agreement shall have been duly and properly taken.

		7.3	Approvals of Governmental Authorities.  All
governmental approvals necessary in the opinion of Quadrax's counsel to consummate the transactions contemplated by this Agreement shall have been received and shall not contain any provision which, in the reasonable judgment of Quadrax, is unduly burdensome.

		7.4	Legal Proceedings.  No suit, action or other
proceeding against Quadrax or Seller or their respective officers or directors, shall be threatened or pending before any court or governmental agency (i) in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain material damages or other material relief in connection with this Agreement or the transactions contem-plated herein, or (ii) which, in the opinion of Quadrax materially adversely affects the Assets.

		7.5	Consents; Contracts.  All requisite consents of
any third parties, the absence of any of which consents would materially and adversely impact Quadrax or the Assets or the transactions contemplated by this Agreement, shall have been obtained. All Assets including, without limitation, all contracts and agreements listed on the Schedules attached hereto, shall be in full force and effect and shall not be affected by the consummation of the transactions contemplated hereby.

		7.6	Opinion of Counsel.  Quadrax shall have received
at Closing the opinion of Jack Weiss, counsel for Seller and the Stockholder, dated the date of Closing, in form and substance satisfactory to Quadrax and its counsel, to the effect that (a)
Seller is a corporation duly organized, validly existing and in good standing under the laws of New York and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business makes such qualification necessary; (b) Seller and Stockholder each have all requisite power and authority to enter into and perform this Agreement; (c) this Agreement has been duly authorized, executed and delivered by Seller and Stockholder and is a valid and binding obligation of Seller and Stockholder, each Exhibit attached hereto has been duly authorized and executed by Seller, or the Stockholder, as applicable, and each such agreement is a valid and binding obligation of Seller or Stockholder, as applicable, subject to general principles of equity and applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally from time to time in effect; (d) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not as of the Closing Date (i) violate any judicial or administrative order, judgment or decree entered against Seller or any Stockholder,
(ii) conflict with any of the terms, conditions or provisions of the charter or bylaws of Seller, or (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any material mortgage, indenture, loan agreement, lease, license other debt instrument or any other material instrument or agreement to which Seller or Stockholder is a party or to which any of the Assets is subject; (e) except as set forth in any Schedule hereto, there are no pending legal proceedings to which Seller is a party or of which any of the Assets are subject and, insofar as is known to such counsel, no such proceeding is threatened; and (f) Stockholder is the sole stockholder of Seller. In rendering such opinion, such counsel may reasonably rely on certificates of officers of Seller, opinions of other counsel and such other evidence as they may deem necessary or desirable, provided that counsel for Seller shall state that such certificates and opinions are satisfactory in form and substance for such purpose.

		7.10	Due Diligence, Adverse Developments.  As of the
Closing, there shall not have been any material adverse changes in the Assets, and no event has occurred which could be reasonably expected to have a materially adverse effect upon the business of Seller being purchased hereby. Quadrax shall be satisfied in its sole discretion with the results of its due diligence investigation of the Seller, the Assets, the proposed business of Seller and the markets in which its present and proposed products are to be sold.

		7.11	Other Evidence.  Quadrax shall have received from
Seller and the Stockholder such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of proceedings of the Board of Directors and Stockholder of Seller, as Quadrax reasonably shall request.

		7.12	Consulting and Non-Competition Agreement.
Stockholder shall have executed the Consulting and Non-
Competition Agreement with Quadrax in substantially the form of
Exhibit 1.6 hereto.

		7.13 Bill of Sale. Seller shall have executed and delivered to Quadrax such bills of sale, assignments, quitclaims and other documents as Quadrax may reasonably require in order to transfer ownership of the Assets.

                      ARTICLE 8

      CONDITIONS TO THE OBLIGATIONS OF SELLER AND STOCKHOLDER

		Unless waived by Seller and Stockholder in writing in their sole discretion, all obligations of Seller and Stockholder under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

		8.1	Representations, Warranties and Covenants.  The
representations and warranties of Quadrax contained in Article 3 of this Agreement shall be true at and as of the date of the Closing, and shall be deemed made again at and as of such date and be true as so made again; Quadrax shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing; and Seller shall have received from Quadrax a certificate or certificates in such reasonable detail as Seller may reasonably request, signed by the Chief Executive Officer of Quadrax and dated the date of the Closing, to the foregoing effect.

		8.2	Corporate Authority.  All corporate and other
proceedings, including director and stockholder approval, required to be taken by, or on the part of, Quadrax and Newco to authorize it to execute, deliver and carry out this Agreement shall have been duly and properly taken.

		8.3	Approvals of Governmental Authorities.  All
governmental approvals necessary in the opinion of Seller's counsel to consummate the transactions contemplated by this Agreement shall have been received and shall not contain any provision which, in the reasonable judgment of Seller, is unduly burdensome.

		8.4	Legal Proceedings.  No suit, action or other
proceeding against Quadrax or Seller or Stockholder, or their respective officers or directors, shall be threatened or pending before any court or governmental agency (i) in which it will be, or it is, sought to restrain or prohibit any of the transactions contemplated by this Agreement or to obtain material damages or other material relief in connection with this Agreement or the transactions contemplated herein, or (ii) which, in the reasonable opinion of Seller or Stockholder materially adversely affects the business, properties, or assets of Quadrax.

		8.5	Consents; Contracts.  All requisite consents of
any third parties, the absence of any of which consents would adversely impact Quadrax or Seller or the transactions contemplated by this Agreement, shall have been obtained.

		8.6	Opinion of Counsel to Quadrax and Newco.  Quadrax
and Newco shall have delivered to Seller and the Stockholder an opinion of their counsel, dated the date of the Closing, in form and substance satisfactory to Seller and its counsel, to the effect that (a) Quadrax and Newco are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business makes such qualification necessary; (b) Quadrax and Newco each have the corporate power to enter into and perform this Agreement and each other agreement which is an Exhibit hereto; (c) the execution, delivery and performance of this Agreement by Quadrax and Newco has been duly authorized and approved by all requisite corporate action and this Agreement has been duly executed and delivered by Quadrax and Newco and constitutes valid and legally binding obligations of Quadrax and Newco, and the execution and performance of each agreement which is an Exhibit to this Agreement have each been duly authorized and approved by all requisite corporate action, and each such Exhibit has been duly executed and delivered by Quadrax and Newco and constitutes valid and legally binding obligations of Quadrax and Newco, as applicable, subject to general principles of equity and applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors rights generally from time to time in effect; (d) based solely upon an examination of those documents identified to them in a factual certificate from Quadrax, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any judicial or administrative order, judgment or decree entered against Quadrax,
(ii) conflict with any of the terms, conditions or provisions of the charter or bylaws of Quadrax, or (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by any material mortgage, indenture, loan agreement, other debt instrument or any other material instrument or agreement known to such counsel to which Quadrax is a party or to which any of its assets is subject; and (e) the Quadrax Common Stock issued at Closing has been duly authorized, validly issued and is fully paid and non-assessable. In rendering such opinion, such counsel may reasonably rely on certificates of officers of Quadrax, opinions of other counsel and such other evidence as they may deem necessary or desirable.

		8.7	Adverse Developments.  As of the Closing, there
shall not have been any material adverse changes in the assets, properties or operations of Quadrax, and no event has occurred which could be reasonably expected to have a materially adverse effect upon the business of Quadrax.

		8.8	Other Evidence.  Seller shall have received from
Quadrax such further certificates and documents evidencing due action in accordance with this Agreement, including certified copies of proceedings of the Board of Directors of Quadrax and Stockholder as Seller shall reasonably request.

		8.9	Consulting and Non-Competition  Agreement. Quadrax
shall have executed the Consulting and Non-Competition Agreement with Stockholder in substantially the form of Exhibit 1.6 hereto.

                              ARTICLE 9

                              CLOSING

		The "Closing" and payment of the consideration under this Agreement shall be held in the offices of Campbell &
Fleming, P.C., 250 Park Avenue, 12th Floor, New York, NY 10177, or at such other place as Quadrax and Seller may agree.

                             ARTICLE 10

                       SURVIVAL AND INDEMNIFICATION

	10.1 Survival. The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply for three years from the Closing Date; provided, that any liabilities arising under the tax representations of the Seller shall survive for six years. The provisions of Section 13.3 and Article 11 of this Agreement shall survive any termination of this Agreement prior to Closing.

	10.2  Indemnification.

		(a) General

			(i) The Seller and the Stockholder, jointly and severally, shall indemnify, defend and hold harmless Quadrax and Newco, and their respective directors, officers, employees, agents, heirs and assigns, from and against any and all damages, claims, liabilities, losses, costs, response costs, expenses, obligations and deficiencies, including interest, penalties, and reasonable attorney's and other fees, (hereinafter collectively referred to as "Section 10.2 Losses"), arising out of any breach of or failure by the Stockholder or the Seller to perform any of the representations, warranties, covenants or agreements of the Stockholder or the Seller set forth in this Agreement or in any Schedule(s) furnished by or on behalf of the Stockholder or the Seller under this Agreement. Such duty of indemnification shall include, but not be limited to, any and all damages, claims, liabilities, losses, costs, expenses, obligations and deficiencies under successor-in-interest theories of liability based on statutory or common law.

			(ii) Quadrax shall indemnify, defend and hold harmless the Seller, Stockholder and their respective agents, heirs and assigns from and against and in respect of any Section
10.2 Losses arising out of any breach of, or failure by Quadrax and Newco to perform any of the representations, warranties, covenants or agreements of Quadrax and Newco contained in this Agreement or any Exhibits hereto.

			(iii) Notwithstanding any other provision of this Agreement to the contrary, neither party shall be liable to the other with respect to Section 10.2 Losses unless and until the aggregate amount of all Section 10.2 Losses incurred by the indemnified party shall exceed the sum of Five Thousand ($5,000)
Dollars (the "Indemnity Basket"). In the event and to the extent that any such Section 10.2 Losses shall be in excess of the Indemnity Basket, Seller and Stockholder on the one hand, and Quadrax on the other hand, shall thereafter be liable in full for all Section 10.2 Losses in excess of such Indemnity Basket.

		(b) Duration of Certain Indemnity.

		The parties shall be entitled to indemnification for
Section 10.2 Losses only in respect of claims for which notice of claim shall have been given to the indemnifying party on or before the survival period specified in Section 10.1.

		(c) Claims for Indemnity.

		Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within fifteen
(15) days of the indemnified party's first receipt of notice of, or the indemnified party's knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim; provided however, that if notice is given after fifteen (15) days and the late notice does not in any way prejudice the rights of the other party hereto then this indemnity shall nevertheless be enforceable. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to extent reasonably possible) the amount of the liability arising therefrom. In the event the claim for indemnity is a first party claim by a party hereto against another party hereto, during a thirty (30) day period from and after the giving of any notice under this Section 10.2, the parties shall in good faith attempt to settle and/or compromise the subject matter of the subject claim, and in the event that the parties are unable to effect any such settlement or compromise within such thirty (30) day period, then such dispute shall be promptly submitted by the relevant parties to arbitration held in Rhode Island in accordance with the rules of the Rhode Island American Arbitration Association then obtaining, the results of which shall be binding upon all relevant parties, and any rights of indemnification thereby established shall promptly thereafter be paid or satisfied by the indemnifying parties in accordance with any pertinent provisions of this Agreement. To the extent required, judgment upon any arbitration award hereunder may be entered in any court having jurisdiction.
In the event that any arbitration shall be required hereunder, the parties hereby agree that the same shall be conducted in good faith and with all reasonable diligence.

		(d) Right to Defend.

		If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party's right to participate at its own expense through counsel of its own choosing), to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed settlement, and if it does object, the indemnifying party shall be obligated to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

                              ARTICLE 11

                               EXPENSES

		Whether or not the Closing occurs and regardless of whether this Agreement is terminated, each party hereto shall pay all of the costs and expenses incurred by it in connection with this Agreement or in consummating the transactions contemplated hereby (including, without limitation, disbursements and expenses of its attorneys, accountants and advisors). The Seller and Stockholder shall be responsible for and shall pay any broker's or finder's fees due and payable to any third party claiming a right to such fees from or through the Seller or the Stockholder in connection with the transactions contemplated hereby, provided, however, neither the Seller nor the Stockholder shall bear the fees or costs of any financial institution, underwriter, broker or finder who was introduced to either of them by Quadrax or its affiliates. In addition, Quadrax shall be responsible for and shall pay any broker's or finder's fees and costs due to any third party in connection with these transactions except as provided in the preceding sentence.

                              ARTICLE 12

                                NOTICES

		All notices, requests, demands and other communications under or in connection with this Agreement shall be in writing, and (a) if to Quadrax, shall be addressed to James J. Palermo, Chief Executive Officer, Quadrax Corporation, 300 High Point
Avenue, Portsmouth, Rhode Island 02871, with a copy to Joseph A.
Smith, Campbell & Fleming, P.C., 250 Park Avenue, 12th Floor, New
York, NY 10171; and (b) if to Seller, to Sam Rabinowitz at 29
Frontenac Avenue, Toronto M5M 1Z4 Canada, with a copy to Jack
Weiss, 17 East 45th Street, Suite 614, New York, NY 10017. All such notices, requests, demands or communications shall be mailed postage prepaid, certified mail, return receipt requested, or delivered by a recognized overnight courier service, or personally, and shall be sufficient and effective when delivered to or received at the address so specified. Any party may change the address at which it is to receive notice by written notice to the other.


                           ARTICLE 13

                  TERMINATION, AMENDMENT AND WAIVER

		13.1	Termination.  This Agreement may be terminated at
any time prior to the Closing:

			(a) by mutual written consent of Quadrax and the Stockholder; or

			(b) by Quadrax or the Stockholder, if the Closing shall not have occurred on or prior to July 15, 1996, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants, agreements and conditions hereof to be performed or observed by such party at or before the Closing Date.

		13.2	Effect of Termination.  In the event of
termination of this Agreement by either Quadrax or the Stockholder as provided in Sections 13.1(a) or (b) above, this Agreement shall forthwith become void and there shall be no further liability on the part of Quadrax, the Stockholder, or Seller or their respective officers or directors (except based upon obligations set forth in Article 11 and Section 13.3 hereof).

		13.3 Return of Information. Upon termination of this Agreement, each party shall return to the other all written materials furnished by such party to the other, without retaining any copies, except that counsel for each party may retain one copy for evidentiary purposes until the expiration of all applicable statutes of limitation with respect thereto. Prior to Closing, each party agrees not to divulge any information obtained regarding the other (unless ascertainable from public or published information or trade sources) to third parties.

		13.4	Amendment, Extension and Waiver.  At any time
prior to the Closing Date, Seller, the Stockholder and Quadrax may (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iv) waive compliance with any of the agreements or conditions contained herein. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                             ARTICLE 14

                           ENTIRE AGREEMENT

		This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement and supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.

                              ARTICLE 15

                               GENERAL

		The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, but nothing herein, express or implied, is intended to or shall confer any rights, remedies or benefits upon any person other than the parties hereto. This
Agreement may not be assigned by any party hereto without the consent of all other parties hereto. This Agreement shall be construed in accordance with and governed by, the internal laws of the State of Rhode Island. In the event of a dispute or controversy under this Agreement, the prevailing party shall be entitled to reasonable attorney's fees. Jurisdiction and venue for any disputes hereunder shall be in federal or state court having jurisdiction over Newport County, Rhode Island.





[signature page to Vega U.S.A. Inc. Asset Purchase Agreement]

		IN WITNESS WHEREOF, Quadrax, Quadrax V, Inc., Seller and Seller's Stockholder have caused this Agreement to be duly executed as of the date first above written.

                          							Quadrax Corporation

	                          						By:/s/James J. Palermo
                                    James J. Palermo,
							                             Chief Executive Officer



                           							Quadrax V, Inc.

                           							By: /s/James J. Palermo
							                              	James J. Palermo,
							                              	Chief Executive Officer



  STOCKHOLDER			     	          	Vega U.S.A. Inc.

  /s/ Sam Rabinowitz 		 	       	By:/s/ Sam Rabinowitz
  Sam Rabinowitz, personally		     	Sam Rabinowitz,
                            								President